Exhibit 16.3

FEDERATED TOTAL RETURN SERIES, INC.

UNANIMOUS CONSENT OF DIRECTORS

The undersigned, being all of the Directors of Federated Total Return Series, Inc. (“Corporation”), hereby consent, in accordance with the laws of the State of Maryland and Article II, Section 14, of the Bylaws of the Corporation, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Directors of the Corporation:

RESOLVED,	that the Board hereby authorizes the Secretary and Assistant Secretaries of the Corporation to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of PNC Ultra Short Bond Fund, a portfolio of PNC Funds, into Federated Ultrashort Bond Fund, a portfolio of the Corporation.

WITNESS the due execution hereof this 1st day of August, 2019.

/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ John B. Fisher John B. Fisher	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ John T. Collins John T. Collins	/s/ P. Jerome Richey P. Jerome Richey
/s/ G. Thomas Hough G. Thomas Hough	/s/ John S. Walsh John S. Walsh
/s/ Maureen Lally-Green Maureen Lally-Green